Exhibit (d)(1)(b)

Schedule A

Portfolio:	Management Fee Rate
AST JP Morgan International Equity	1.00 to $75 million; 0.85 over $75 million
AST International Growth	1.00
AST International Value	1.00
AST MFS Global Equity	1.00
AST UBS Dynamic Alpha	1.00
AST Small-Cap Growth	0.90
AST Neuberger Berman Small-Cap Growth	0.95
AST Federated Aggressive Growth	0.95
AST Goldman Sachs Small-Cap Value	0.95
AST Small-Cap Value	0.90
AST DeAM Small-Cap Value	0.95
AST Goldman Sachs Mid-Cap Growth	1.00
AST Neuberger Berman Mid-Cap Growth	0.90 to $1 billion; 0.85 over $1 billion
AST Neuberger Berman Mid-Cap Value	0.90 to $1 billion; 0.85 over $1 billion
AST Mid-Cap Value	0.90
AST T. Rowe Price Natural Resources	0.90
AST T. Rowe Price Large-Cap Growth	0.90 to $1 billion; 0.85 over $1 billion
AST MFS Growth	0.90
AST Marsico Capital Growth	0.90
AST Goldman Sachs Concentrated Growth	0.90
AST DeAM Large-Cap Value	0.85
AST Large-Cap Value	0.75
AST AllianceBernstein Core Value	0.75
AST Cohen & Steers Realty	1.00
AST American Century Income & Growth	0.75
AST AllianceBernstein Growth & Income	0.75
AST American Century Strategic Allocation	0.85
AST T. Rowe Price Asset Allocation	0.85
AST T. Rowe Price Global Bond	0.80
AST High Yield	0.75
AST Lord Abbett Bond-Debenture	0.80
AST PIMCO Total Return Bond	0.65
AST PIMCO Limited Maturity Bond	0.65
AST Money Market	0.50
AST Aggressive Asset Allocation	0.15
AST Capital Growth Asset Allocation	0.15
AST Balanced Asset Allocation	0.15
AST Conservative Asset Allocation	0.15
AST Preservation Asset Allocation	0.15
AST Advanced Strategies	0.85

AST First Trust Balanced Target	0.85
AST First Trust Capital Appreciation Target	0.85
AST CLS Growth Asset Allocation	0.30
AST CLS Moderate Asset Allocation	0.30
AST Horizon Growth Asset Allocation	0.30
AST Horizon Moderate Asset Allocation	0.30
AST Niemann Capital Growth Asset Allocation	0.30
AST Western Asset Core Plus Bond	0.70
AST Bond Portfolio 2015	0.65*
AST Bond Portfolio 2018	0.65*
AST Bond Portfolio 2019	0.65*
AST Investment Grade Bond	0.65*
AST Global Real Estate	1.00
AST Parametric Emerging Markets Equity	1.10
AST QMA US Equity Alpha	1.00

*  The contractual investment management fee rate is subject to certain breakpoints. In the event the combined average daily net assets of the Portfolios do not exceed $500 million, each Portfolio's investment management fee rate will equal 0.65% of its average daily net assets. In the event the combined average daily net assets of the Portfolios exceed $500 million, the portion of a Portfolio's assets to which the investment management fee rate of 0.65% applies and the portion of a Portfolio's assets to which the investment management fee rate of 0.64% applies will be determined on a pro rata basis. Such fee would be computed as follows.

  [0.65% x ($500 million x Individual Portfolio Assets ÷ Combined Portfolio Assets)] +

  [0.64% x (Combined Portfolio Assets – $500 million) x Individual Portfolio Assets ÷ Combined Portfolio Assets]

Dated: April 30, 2003

Revision History:

Revised: June 7, 2005

Further Revised: December 1, 2005

Further Revised: June 30, 2006
Further Revised: May 1, 2007

Further Revised: June 21, 2007

Further Revised: January 11, 2008

Further Revised: May 1, 2008

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